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                                                                   EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                             Fiscal Year Ended April 30,
                                       ---------------------------------------
                                        1996    1997    1998    1999    2000
                                       ------- ------- ------- ------- -------
Net income............................ $25,056 $ 8,087 $30,339 $26,046 $34,709
Add:
Provision for income taxes............   7,095   1,970   5,043   5,569   9,558
Interest expense......................  15,166   8,772   9,949   7,204  18,994
Interest on operating leases..........   2,661   2,800   3,420   3,898   3,610
                                       ------- ------- ------- ------- -------
Adjusted income before income taxes
 and fixed charges.................... $49,978 $21,629 $48,751 $42,717 $66,871
                                       ======= ======= ======= ======= =======
Fixed charges
Interest expense...................... $15,166 $ 8,772 $ 9,949 $ 7,204 $18,994
Interest expense capitalized..........     --      --      353     --      --
Interest on operating leases..........   2,661   2,800   3,420   3,898   3,610
                                       ------- ------- ------- ------- -------
Total fixed charges................... $17,827 $11,572 $13,369 $11,102 $22,604
                                       ======= ======= ======= ======= =======
Ratio of earnings to fixed
 charges(/1/).........................     2.8     1.9     3.6     3.8     3.0
                                       ======= ======= ======= ======= =======
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(1) We have calculated the ratio of earnings to fixed charges by dividing: (1)
    the sum of (a) income before income taxes and (b) fixed charges by (2) fixed charges. Fixed charges consist of interest expense plus one-third of rental expenses under our operating leases. We believe that one-third of rental expenses is representative of the interest factor of rental payments under our operating leases.